UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-022962 (Commission File Number)	22-3178468 (IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On March 14, 2006, the Compensation Committee of the Board of Directors of Human Genome Sciences, Inc. (the “Company”) approved resolutions establishing the base salary of each of H. Thomas Watkins, the Company’s President and Chief Executive Officer; Barry A. Labinger, the Company’s Executive Vice President and Chief Commercial Officer and interim Chief Financial Officer; Dr. David C. Stump, the Company’s Executive Vice President, Drug Development; Dr. James H. Davis, the Company’s Executive Vice President and General Counsel; Susan Bateson McKay, the Company’s Senior Vice President, Human Resources; and Curran M. Simpson, the Company’s Senior Vice President, Operations.
     Effective March 6, 2006, Mr. Watkins’ base salary has been set at $650,000 per year, Mr. Labinger’s base salary has been set at $460,000 per year, Dr. Stump’s base salary has been increased to $445,000 per year, Dr. Davis’ base salary has been increased to $378,000 per year, Ms. Bateson McKay’s base salary has been increased to $271,000 per year and Mr. Simpson’s base salary has been increased to $270,000 per year. In addition, the Compensation Committee awarded Mr. Watkins a bonus of $409,000, Mr. Labinger a bonus of $75,000, Dr. Stump a bonus of $205,000, Dr. Davis a bonus of $175,000, Ms. Bateson McKay a bonus of $150,000 and Mr. Simpson a bonus of $106,000.
     The Compensation Committee also approved the Company’s grant to Mr. Watkins of an option to acquire 325,000 shares of the Company’s common stock, Mr. Labinger of an option to acquire 37,500 shares of the Company’s common stock and each of Drs. Stump and Davis and Mr. Simpson and Ms. Bateson McKay of an option to acquire 100,000 shares of the Company’s common stock, all pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended. Each option has an exercise price equal to the fair market value on the date of the grant, a 10 year term and vests over four years, with 12.5% vesting on September 14, 2006 and the remainder vesting monthly thereafter.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: March 20, 2006

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